UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2025
Sun Country Airlines Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road
Minneapolis,	Minnesota	55450
(Address of principal executive offices)		(Zip Code)
(651) 681-3900
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

Effective as of November 16, 2025, the Board of Directors (the “Board”) of Sun Country Airlines Holdings, Inc. (the “Company”) has appointed Christopher Mangione as Vice President and Chief Accounting Officer. Mr. D. Torque Zubeck, the Company’s Chief Financial Officer, who was fulfilling the role of Chief Accounting Officer on an interim basis, will no longer perform the chief accounting officer function effective as of November 16, 2025.

Mr. Mangione, age 35, most recently served as Senior Director of External Reporting and Technical Accounting of the Company, where he led the Company’s external financial reporting, technical accounting, and regulatory compliance efforts. Before joining the Company in March of 2022, Mr. Mangione, served as Assistant Controller at Calyxt from March, 2021 to March, 2022 and before that, he spent close to a decade at UnitedHealth Group, assuming various roles including Associate Director of Financial Reporting & Corporate Accounting, Senior Consultant of Accounting Policy and Manager of SEC Reporting. Mr. Mangione obtained his bachelor’s degree in accounting from Minnesota State University, Mankato.

There are no arrangements or understandings between Mr. Mangione and any other person in connection with his appointment. Mr. Mangione does not have any family relationships with any director or other executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Mangione has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Employment Letter with Mr. Mangione

In connection with Mr. Mangione’s appointment as Vice President and Chief Accounting Officer, the Company and Mr. Mangione entered into an executive employment letter, effective November 16, 2025 (the “Mangione Employment Letter”). Pursuant to the Mangione Employment Letter, Mr. Mangione will receive an annual base salary of $200,000, and will be eligible to earn an annual cash bonus pursuant to the Company’s annual bonus program for similarly situated employees of the Company, with a target annual bonus equal to 60% his base salary. Effective January 1, 2026, Mr. Mangione will also be eligible to receive annual equity-based compensation awards under the Company’s equity compensation program. The grant value of the annual grant for 2026 is expected to be $120,000, typically delivered in February and subject to the Compensation Committee’s approval.

In the event Mr. Mangione’s employment is terminated by the Company without “cause”, he will be entitled to receive the following severance payments/benefits: (i) continued base salary payments for a period of nine (9) months, (ii) a pro-rata annual bonus for the year in which the termination date occurs, based on actual performance of the applicable performance conditions measured for the full year, and pro-rated for time served during such year as a portion of the full year, and (iii) medical and dental coverage through COBRA for Mr. Mangione and his eligible dependents for 9 months, with the Company paying the portion of the premium that exceeds the amount Mr. Mangione paid for medical and dental coverage as an active employee. In the event Mr. Mangione’s employment is terminated by the Company without “cause” or he resigns for “good reason”, in each case, within 24 months following a change in control, then Mr. Mangione will be entitled to receive the foregoing severance benefits, except that the continued base salary payments described in subsection (i) shall continue for 12 months, the pro-rata annual bonus described in subsection (ii) will be measured through the termination date for purposes of determining actual performance level, and Mr. Mangione will also receive an additional severance payment equal to 100% of his target annual bonus or actual annual bonus for the year in which the termination date occurs, whichever is greater, and all unvested time-based restricted stock units will accelerate and vest. Mr. Mangione’s receipt of the foregoing severance payments and benefits will generally be subject to his execution and non-revocation of a general release of claims against the Company and his continued compliance with certain restrictive covenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 18, 2025	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
		Name:	Erin Rose Neale
		Title:	Chief Legal Officer, Senior Vice President, and Corporate Secretary